Thompson Investment Management, Inc.
1200 John Q. Hammons Drive
Madison, Wisconsin 53717

January 5, 2011

Thompson Plumb Funds, Inc.
918 Deming Way
Madison, Wisconsin 53717
Attn:  Board of Directors

Re:Expense Reimbursement and Fee Waiver Commitment

Ladies and Gentlemen:

This is to confirm the commitment of Thompson Investment Management, Inc., as investment adviser to the Thompson Plumb Bond Fund, to waive fees and/or reimburse expenses from April 1, 2011 through March 31, 2012 so that the annual operating expenses of the Bond Fund do not exceed 0.80% of average daily net assets.

Very truly yours,

Thompson Investment Management, Inc.

By:	/s/ John W. Thompson

Title:	President